                SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549





                             FORM 8-K
                          CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

      Date of Report (Date of earliest event) July 14, 1998





             ASSOCIATES CORPORATION OF NORTH AMERICA
      (Exact name of registrant as specified in its charter)




          DELAWARE                                       74-1494554
(State or other jurisdiction                          (I.R.S. Employer
     of incorporation)                             Identification Number)

                              1-6154
                     (Commission File Number)





250 E. Carpenter Freeway, Irving, Texas                  75062-2729
(Address of principal executive offices)                 (Zip Code)



Registrant's telephone number, including area code (972) 652-4000

Item 5.  Other Events.

Associates Corporation of North America (the "Company") recorded net earnings for the three-month period ended June 30, 1998 of $236.5 million, compared with $225.7 million a year earlier, a 5% increase. Net earnings for the six-month period ended June 30, 1998 were $472.0 million compared with $441.1 million for prior year period, a 7% increase. Earnings before provision for income taxes increased 4% to $374.3 million for the three-month period ended June 30, 1998 compared with $358.6 million for the prior year period.
Earnings before provision for income taxes increased 6% to $741.2 million for the six-month period ended June 30, 1998 compared with $696.4 million for the prior year period.

Consumer finance net receivables decreased from $31.7 billion at December 31, 1997 to $27.3 billion at June 30, 1998. The decrease in consumer finance net receivables was primarily due to the sale, at book value, of substantially all of the Company's approximate $5 billion participation interest in the U.S. bank card receivables of its parent company, Associates First Capital Corporation ("First Capital"). The sale was financed by a loan between the Company and First Capital. Immediately subsequent to this transaction, First Capital sold, at book value, substantially all of its U.S. bank card receivables to a master trust. The trust then sold $2 billion of its assets in a private securitization transaction. The proceeds of the sale of the trust assets were used to pay down the aforementioned loan between First Capital and the Company. Consumer finance receivables primarily consist of residential real estate-secured receivables, personal loans, sales financing of consumer durable goods, participations in credit card receivables, and other products and services.

Commercial finance net receivables increased from $16.1 billion at December 31, 1997 to $16.5 billion at June 30, 1998. Commercial finance receivables primarily result from the financing and leasing of transportation, construction, communications, material handling and industrial equipment. The Company is also a significant provider of automobile fleet leasing services and other products and services.

The Company's composite ratio of net credit losses to average net finance receivables was 2.14% for the six-month period ended June 30, 1998, a decrease from the 2.43% reported by the Company for the year ended December 31, 1997, and 2.41% reported for the prior year period. The decrease was primarily attributed to the aforementioned sale which resulted in a shift in product mix toward more secured portfolios. Secured portfolios typically have lower losses than unsecured portfolios. As a result of the foregoing, the allowance for losses to net finance receivables decreased to 3.17% at June 30, 1998 compared to 3.47% at December 31, 1997. Management believes the allowance for losses at June 30, 1998 is sufficient to provide adequate protection against losses in its portfolios.

Certain unaudited financial information for the six months and three months ended or at June 30, 1998 for Associates Corporation of North America is as follows (dollar amounts in millions):

                            Six months ended           Three months ended
                                June 30                      June 30
                        1998      1997   %Change      1998      1997  %Change

 TOTAL REVENUE       $3,595.6  $3,460.9      4%    $1,708.0  $1,781.4     (4)%

 EARNINGS BEFORE
  PROVISION FOR
  INCOME TAXES          741.2     696.4       6       374.3     358.6     4

 NET EARNINGS           472.0     441.1       7       236.5     225.7     5



                                 June 30        December 31      June 30
                                 1998             1997           1997
 NET FINANCE RECEIVABLES
    Consumer Finance             $27,267.9         $31,715.6      $31,399.8

    Commercial Finance            16,549.3          16,138.9       14,494.3

     Total Net Finance
      Receivables                $43,817.2         $47,854.5      $45,894.1


 TOTAL ASSETS                    $52,803.4         $50,531.1      $46,731.9

 TOTAL DEBT                       45,390.8          43,522.0       40,355.9

 STOCKHOLDERS' EQUITY              6,521.8           6,048.7        5,525.4

 PORTFOLIO QUALITY

  60+DAYS CONTRACTUAL
   DELINQUENCY                        2.28%             2.35%          2.36%

  NET CREDIT LOSSES (as
   a % of ANR)                        2.14              2.43           2.41

  ALLOWANCE FOR LOSSES ON
   FINANCE RECEIVABLES
    Amount                       $ 1,387.3         $ 1,661.9      $ 1,589.4

    Percent of net finance
     receivables                      3.17%             3.47%          3.46%

                            SIGNATURE

 Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                   ASSOCIATES CORPORATION OF NORTH AMERICA





                                   By: /s/ John F. Stillo
                                      Senior Vice President and Comptroller



 Date: July 14, 1998